Exhibit 23.2

H.J. GRUY AND ASSOCIATES, INC.

6575 West Loop South, Suite 550, Bellaire, Texas 77401 • TEL. (713) 739-1000 • FAX (713) 739-6112

CONSENT OF H.J. GRUY AND ASSOCIATES, INC.

We hereby consent to the use of the name H.J. Gruy and Associates, Inc. and of reference to H.J. Gruy and Associates, Inc. and to the inclusion of and references to our report, or information contained therein, dated January 20, 2021, prepared for SilverBow Resources, Inc. in the Registration Statement on Form S-3 filed on or about October 8, 2021.

We further consent to references to this firm under the heading “EXPERTS”.

H.J. GRUY AND ASSOCIATES, INC.

by:	/s/ Marilyn Wilson
Marilyn Wilson, P.E.
Chief Executive Officer

October 8, 2021

Houston, Texas